UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2012

LOTON, CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-167219	98-0657263
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4751 Wilshire Boulevard, 3rd Floor, Los Angeles, CA	90010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 601-2500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On February 2, 2012, Tatiana Walker, Chief Financial Officer, Treasurer, and Secretary of Loton, Corp., a Nevada corporation (the “Company” or “Registrant”), informed the Company that she was resigning her positions, effective as of April 26, 2012. Ms. Walker did not resign over a disagreement with the Company on any matter relating to its operations, policies or practices.

On April 26, 2012, the Board of Directors (the “Board”) set the number of directors of the Company to three and elected Jay Krigsman and Andrew M. Schleimer to serve as directors of the Company. The Board also elected Robert S. Ellin as Chief Financial Officer, Treasurer, and Secretary of the Company.

Background of Directors and Officer:

Robert S. Ellin. Mr. Ellin, 46, has more than twenty years of investment and turnaround experience. He is Managing Director and Portfolio Manager of Trinad Capital Master Fund, Ltd. Trinad is our principal stockholder and a hedge fund dedicated to investing in micro-cap public companies. Mr. Ellin currently sits on the boards of Mandalay Digital Group, Inc. and has served as Co-Chairman of the company since February 2005. He has also served on the Board of Governors at Cedars-Sinai Hospital in Los Angeles, California. Prior to joining Trinad Capital Master Fund Ltd., Mr. Ellin was the founder and President of Atlantis Equities, Inc. (“Atlantis”), a private investment company. Founded in 1990, Atlantis actively managed an investment portfolio of small capitalization public companies as well as select private company investments. Mr. Ellin played an active role in Atlantis investee companies including board representation, management selection, corporate finance and other advisory services. Through Atlantis and related companies, Mr. Ellin spearheaded investments into THQ, Inc (THQI), Grand Toys (GRIN), Forward Industries, Inc. (FORD), Majesco Entertainment (COOL) and iWon.com. Mr. Ellin also completed a leveraged buyout of S&S Industries, Inc. where he served as President from 1996 to 1998. The company was the largest manufacturer in the world of underwires which had strong partnerships with leading companies including Bally’s, Maidenform, and Sara Lee. Prior to founding Atlantis Equities, Mr. Ellin worked in Institutional Sales at LF Rothschild and was Manager of Retail Operations at Lombard Securities. Mr. Ellin received his Bachelor of Arts degree from Pace University.

Jay Krigsman. Mr. Krigsman has served as a director of Noble Medical Technologies, Inc. since April 9, 2010. Mr. Krigsman has been the Executive Vice President and Asset Manager of The Krausz Companies since 1992, where he oversees the company’s asset management team and is responsible for developing and implementing strategic acquisition, disposition, leasing and property management programs. Prior to joining The Krausz Companies, Mr. Krigsman had the senior leasing responsibilities for Birtcher Development Co. Mr. Krigsman holds a Certified Commercial Investment Member designation, a Sr. Certified Leasing Specialist designation from the International Council of Shopping Centers and holds a California Real Estate Broker’s License. Mr. Krigsman is currently a director of Lateral Media Inc. Mr. Krigsman received a B.A. in Business Administration from the University of Maryland.

Andrew M. Schleimer. Mr. Schleimer has been Executive Vice President of Strategic Development of Dick Clark Productions since September 2010. Mr. Schleimer is an investment banker specializing in mergers and acquisitions, joined Six Flags from UBS Investment Bank, where he served as a Vice President of Mergers & Acquisition Department. At UBS, he advised on over $150 billion of transactions in the media, entertainment, technology, telecom and consumer products sectors. Mr. Schleimer served as an Executive Vice President of Strategic Development & In-Park services of Six Flags Inc., (also known as Six Flags Entertainment Corp.). From February 2008 to June 2010 and served as its Executive Vice President of In-Park Services from February 2006 to June 2010. He was responsible for strategic planning and new business development, including domestic and international theme park development, non-traditional brand extensions, and all in-bound and out-bound brand licensing at Six Flags Inc. He was also responsible for full P&L responsibility for Six Flags In-Park Services. He has been a Member of Advisory Board at Mandalay Digital Group, since November 2011. He attended Cornell University's School of Hotel Administration where he focused on food and beverage management and real estate finance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOTON, CORP

DATED: April 26, 2012	By:	/s/ Robert S. Ellin
Robert S. Ellin
Chief Executive Officer